Exhibit 99.1

VantageMed Ticker Symbol Changes Due To Delay In Filing SEC Form 10-K Annual Report

RANCHO CORDOVA, CA, April 18, 2002 (Business Wire) — VantageMed Corporation (NasdaqNM: VMDCE) today announced that in accordance with Nasdaq Stock Market rules, the ticker symbol for the Company’s common stock has been changed from VMDC to VMDCE as of the opening of business on April 18, 2002.  The additional fifth character was added by Nasdaq due to VantageMed’s delay in the filing of its annual report on Form 10-K for the fiscal year ended December 31, 2001.  VantageMed has been delayed in the filing of its Form 10-K as a result of the resignation of its auditors, Arthur Andersen, on February 8, 2002.  Because of this resignation, VantageMed has been unable to obtain the audit of its financial statements as required disclosure for its Form 10-K annual report.  The change in the ticker symbol is based upon Marketplace Rule 4310(c)(14) which requires timely filing of all annual and quarterly reports with the Securities and Exchange Commission.  Grant Thornton has now been engaged by VantageMed to complete the audit of its financial statements, and VantageMed will file its Form 10-K annual report for fiscal year 2001 as soon as practicable.

In addition, as a result of the delay in the filing of the Form 10-K annual report, the Company received a notice from Nasdaq indicating that its securities will be delisted at the opening of business on April 24, 2002.  The Company intends to request a hearing before the Nasdaq Listing Qualifications Panel to review the Nasdaq delisting determination.  There can be no assurance that the Panel will grant VantageMed’s request for continued listing.  However, pending the outcome of this hearing, VantageMed’s securities will continue to be listed on Nasdaq under the ticker symbol, VMDCE.

VantageMed is a provider of healthcare information systems and services distributed to over 11,000 customer sites through a national network of regional offices. Our suite of software products and services automates administrative, financial, clinical and management functions for physicians, dentists, and other healthcare providers and provider organizations.

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are made as of today’s date and we do not undertake any obligation to update forward-looking statements. You can identify such statements by our use of such words as “will” and similar words and phrases which denote future events and which may depend on the future performance and\or stock price of the Company and the Company’s decisions regarding listing options. Our assumptions underlying these statements are also “forward-looking” statements. Forward-looking statements are based on information and assumptions that are dynamic in nature and subject to rapid and sometimes abrupt changes. Our forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the statements. Among these risks and uncertainties are the risk of failure to increase revenue,  failure to achieve predictability, the Company’s decisions regarding listing of its securities, and the Nasdaq’s determination whether all listing criteria have been met. Our forward-looking statements are also subject to important risks and uncertainties detailed in our latest reports on Form 10-Q and 10-K and our registration statement as amended, all on file with the SEC, and which are available from its website at www.sec.gov.

CONTACT:

VantageMed Corporation

Investor Relations

James Seiler

(303) 245-4460

investor@vantagemed.com

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